Exhibit 10.21
December 15, 2006
David W. Anstice
Dear David:
     This letter agreement (“Agreement”) will confirm our discussions and sets forth the arrangements that have been made concerning your employment status with Merck & Co., Inc. (“Merck” or the “Company”). We have agreed as follows:
1. Employment Status.
     (a) Job Assignment. Effective September 15, 2006, you were appointed to the newly created position of Executive Vice President, Strategic Initiatives, reporting to me (“New Assignment”). In the New Assignment, you will serve on Executive Committee and will continue as an “officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934.
     (b) Job Duties. Your duties in your New Assignment will include: (i) functioning as the primary sustaining sponsor to the Company’s End-to-End and Global Support Function initiatives, with full accountability for the successful realization of these two elements of the Company’s Plan to Win; (ii) helping to refine the Company’s strategic direction in key pharmaceutical emerging markets (in particular, China and India); (iii) serving as a member of the Human Health Operating Committee and the Research Strategic Review Committee; (iv) assisting your successors in their transitions to your former roles of President, Asia Pacific Human Health and leader of the Merck/Schering Plough Joint Venture, as necessary; and (v) performing such other duties as may be assigned me. You agree to devote your full business time, attention and best efforts and abilities in the performance of your duties and will not, without the consent of the Company, serve as an employee, director or consultant or other independent contractor to or in respect to any business other than the Company and its affiliates.
     (c) Compensation and Benefits. While employed in the New Assignment, you will remain eligible for salary increases, bonus (subject to Section 1(d)) and long-term incentives. You will continue to be eligible to participate in the Company’s employee benefit plans and programs, as they may be amended from time to time, on the same terms and conditions applicable to Company employees at your grade level.
     (d) Bonus. You will be eligible for an award under the Company’s Executive Incentive Plan (“EIP”), or, in certain cases an amount in lieu of such an award, as follows: (i) for performance year 2006, unless your employment is terminated for Cause (as defined in Section 2(a)), the Company agrees to grant to you an EIP award (or an amount in lieu of such award should your employment ends prior to the payout of such award) in an amount no less than the amount of the EIP award paid to you for performance year 2005, which amount will be payable in 2007 at such time when EIP awards are generally paid to other employees; (ii) for any calendar year subsequent to 2006 during which you are employed for the entire calendar year (i.e., through the close of business on December 31), you will be eligible for an EIP award determined in accordance with the manner in which the Company makes such determinations for employees at your level, including, without limitation, the Company’s performance, your division’s performance and the scope, impact and complexity of your individual contributions, which award (if any)

and will be payable in the calendar year following the performance year in question at such time as EIP awards are generally paid to other employees; and (iii) for the Severance Year (as defined in Section 2(c)), if any, you will be entitled to an amount in lieu of an EIP award in accordance with Section 4(b).
     (e) No Separation. You agree that your appointment to the New Assignment is not a “Separation from Service” within the meaning of the Company’s Separation Benefits Plan for Non-Union Employees.
     (f) Length of Assignment. Your employment will continue to be on an “at will” basis, which means that either you or the Company may terminate the employment relationship at any time, with or without notice, for any lawful reason.
2. Definitions.
     (a) Big Pharmaceutical Competitor. The term “Big Pharmaceutical Competitor” means any of the following companies as well as their parents, subsidiaries, affiliates, joint ventures and successors: Abbott Laboratories, Amgen, AstraZeneca, Bristol Myers Squibb, Glaxo Smith Kline, Genentech, Johnson & Johnson, Eli Lilly, Novartis/Chiron, Pfizer, Roche/Hoffmann-La Roche, Sanofi/Aventis, Schering Plough and Wyeth.
     (b) Cause. The term “Cause” means your (i) intentional or repeated failure or refusal to perform reasonably assigned duties, (ii) dishonesty, willful misconduct, gross insubordination or gross negligence in the performance of your duties, (iii) involvement in a transaction in connection with the performance of the your duties to the Company or any of its affiliates which transaction is adverse to the interests of the Company or any of its affiliates and which is engaged in for personal profit, (iv) willful violation of any law, rule or regulation in connection with the performance of your duties (other than traffic violations or similar minor offenses), (v) indictment, conviction or plea of no contest with respect to (x) any felony or (y) other crime involving moral turpitude (whether or not a felony), (vi) action or inaction materially adversely affecting the reputation of the Company or any of its affiliates or (vii) breach of the covenants contained in Section 8 of this Agreement or breach of any other agreement to which you and the Company are parties.
     (c) Competitor. The term “Competitor” means any person, company or other entity that (i) discovers, develops, markets or sells pharmaceutical or biological products or vaccines anywhere in the world; and (ii) is not a Big Pharmaceutical Competitor.
     (d) Severance Event. The term “Severance Event” means any cessation of your employment at the Company, whether as a result of a decision by you or a decision by the Company, except that a “Severance Event” does not occur if the cessation of your employment occurs as the result of (i) a decision by the Company to terminate your employment for Cause; (ii) a decision by you to leave employment with the Company in the presence of circumstances that would have supported a decision by the Company to terminate your employment for Cause; or (iii) an employment termination that entitles you to receive severance benefits under the Merck & Co., Inc. Change in Control Separation Benefits Plan as in effect from time to time.
     (e) Severance Year. The term “Severance Year” means that calendar year (if any) during which a Severance Event occurs.
3. Consideration. You acknowledge that in exchange for your agreement to accept and abide by the terms of this Agreement you are receiving benefits which are being provided to you solely pursuant to this Agreement and to which you otherwise would not be entitled. Specifically, (a) in consideration of your initial execution, the Company has agreed to offer to you the New Assignment, a guaranteed EIP award (or amount in lieu of such award) as set forth in Section 1(d) and other terms of this Agreement; and (b) in consideration of your re-execution of this Agreement, the Company is providing you with the Severance Benefits as set forth in Section 4 and other terms of this Agreement.
4. Severance Benefits. In consideration of your Agreement to accept and abide by the terms of this Agreement, the Company will provide you with the following benefits (“Severance Benefits”) on the condition that your employment ends as the result of a Severance Event (as defined in Section 2(b)) and on the further condition that, upon presentation by the Company after a Severance Event, you re-affirm your acceptance of this Agreement by re-executing this Agreement within the time period set forth in Section 20 and by not subsequently revoking that acceptance:
     (a) Severance Pay. Subject to Section 5(b), you will receive severance pay in the form of continued monthly salary payments, minus applicable deductions and withholdings, for a period beginning on the day after a Severance Event and ending on the earlier of: (i) that date which is eighteen months after a Severance Event; (ii) July 31, 2013; or (iii) your breach of any of the conditions set forth in Section 8.
     (b) Severance Year Bonus. Subject to Section 5(b), you will be entitled to payment of an amount in lieu of an EIP award should your employment end in a Severance Year, which amount will be equal to the product obtained by multiplying the amount of your EIP award for the performance year immediately preceding the Severance Year times a fraction the numerator of which is the number of complete months of service provided by you in the Severance Year (i.e., the number of complete months worked by you in the Severance Year immediately preceding the Severance Event) and the denominator of which is 12. The amount (if any) payable in accordance with this Section 4(b) will be payable in the calendar year following the Severance Year at such time as EIP awards are generally paid to other employees. Notwithstanding anything to the contrary above, this Section 4(b) will not apply should a Severance Year occur in calendar year 2006. In such case, the amount (if any) payable in lieu of an EIP award will be as set forth in Section 1(d)(i).
     (c) Financial Counseling. You will be eligible to continue to participate in the Company’s Executive Financial Services Program for the balance of a Severance Year at the then current level established for Executive Committee members from time to time (currently, reimbursement up to $10,000 per calendar year). In addition, the Company will provide you with reimbursement for tax counseling, if required, relative to your tax obligations, if any, under the laws of any country for a period commencing on January 1st of the calendar year immediately following the Severance Year and ending on December 31st of the third calendar year following the Severance Year. The total cost of such tax/financial counseling payable by Merck under this Section 4(c) will not exceed $75,000.
     (d) Relocation Benefits. If you decide to relocate your primary residence outside the United States, then Merck, in accordance with Company policy, will provide one-way return trip airfare and temporary living for a maximum of sixty days for you and your accompanying dependents; will ship your household goods to the point of some other mutually agreed upon area; and will consider you eligible for home sale assistance, with buyout, under the Company’s then current Relocation Policy, provided that your relocation is completed prior to the two-year anniversary of a Severance Event, and provided further that Merck’s payment(s) for these benefits will be reduced by any relocation reimbursement/expenses (for the same move) you may be entitled to by arrangement with another employer. You understand and agree that your eligibility for the benefits of this Section 4(d) is contingent on your compliance with the procedures of the then current Company Relocation Policy and other related Company policies.

5. Payments.
     (a) Generally. All severance payments made pursuant to Section 4(a) of this Agreement will be based on your then current base salary as of the time of a Severance Event and are subject to applicable deductions and withholding. Subject to Section 5(b), the severance payments pursuant to Section 4(a) will be made by electronic transfer or by mail, in accordance with your normal manner of payment, on or about the regularly scheduled paydays for Merck salaried employees or within thirty (30) days after you have re-executed this Agreement and the revocation period of Section 20 has elapsed, whichever is later.
     (b) Section 409 (A). Payments generally may not be made on account of separation from service for six months following the termination of employment of a “Specified Employee” as defined in Prop. Reg. Sec. 1.409A-1(i) or any successor thereto, which in general includes the top 50 employees of a company ranked by compensation. You are a “Specified Employee,” thus to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, no payments will be made to you prior to the first day of the sixth month following termination of your employment. Instead, amounts that would otherwise have been payable will be accumulated and paid, without interest, as soon as administratively practicable following such six month period.
6. Other Benefits. Your entitlement to benefits under the Company’s pension, health and welfare and other plans will be governed by the relevant plan documents and/or Company policies. For avoidance of doubt, you acknowledge that you are not and will not be eligible for severance benefits under the Company’s current or any successor Separation Benefits Plan.
7. Release. In consideration of the promises of the Company as set forth in this Agreement, and with the intent to be bound legally, you agree to irrevocably RELEASE AND FOREVER DISCHARGE Merck & Co., Inc., together with its benefit plans, subsidiaries, affiliates and joint ventures and their officers, directors, employees, agents, predecessors, partners, successors, fiduciaries and assigns (“Released Parties”) from and with respect to any manner of actions, suits, debts, claims, demands whatsoever in law or equity arising out of or in any way relating to your employment with the Company, your transfer to the New Assignment or the cessation of your employment, or arising out of or in any way relating to any transaction, occurrence, act or omission or any loss, damage or injury occurring at any time up to and including the date and time on which you sign this Agreement (“Claims”), including, but not limited to (a) any and all Claims based upon any law, statute, ordinance, regulation, constitution or executive order or based in contract, tort or common law or any other legal or equitable theory of relief; (b) any and all Claims based on the Employee Retirement Income Security Act of 1974; (c) any and all Claims arising under the civil rights laws of any federal, state or local jurisdiction, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; Sections 503 and 504 of the Rehabilitation Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act; the Pennsylvania Human Relations Act; and the New Jersey Law Against Discrimination; (d) any and all Claims under any whistleblower laws or whistleblower provisions of other laws including, but not limited to, the New Jersey Conscientious Employee Protection Act; and (e) any and all Claims for counsel fees or costs.
     You understand that by signing this Agreement, you are waiving any and all Claims against any and all Released Parties released by this Agreement to the greatest extent allowable under law. Nothing in this paragraph shall be read as a waiver of any vested rights in any savings or pension plan.

8. Conditions of Agreement.
     (a) Terms and Conditions. This Agreement is conditioned on your abiding by all the terms and conditions of this Agreement and the terms and conditions set forth in the Company’s Conditions of Employment Agreement, incorporated herein by reference.
     (b) Confidentiality. You agree to hold the existence of this Agreement, the terms and conditions of this Agreement, the circumstances surrounding your employment with Merck (including, without limitation, your transfer to the New Assignment) and the cessation thereof, in strict confidence and you agree not to disclose, except as may be required by law or legal process, any such information to any third party other than members of your immediate family, tax authorities, tax consultants or legal advisors. You agree that, if you are subjected to a subpoena or other court process or order requiring you to bear witness on matters concerning your employment with or your knowledge about Merck you shall contact the Company immediately unless notification is prohibited by law or order of a court. Nothing in this provision shall be construed as precluding you from cooperating with federal or state law enforcement or regulatory agencies in connection with any lawful government inquiries.
     (c) Non Disparagement. You agree not to communicate negatively about or to otherwise disparage Merck or its products or each and any of the Released Parties in any way whatsoever.
     (d) Agreement Not to Compete. You agree that during your continued employment at the Company and for a period of eighteen months after the cessation of your employment at the Company, you will not conduct business in competition with Merck. “Conduct business in competition with Merck,” means, for purposes of this Agreement,
(i) to be, or become connected in any manner with, a Big Pharmaceutical Competitor, directly or indirectly, as an individual or as a director, trustee, officer or employee of, or debt or equity investor in, or consultant or other independent contractor to, a Big Pharmaceutical Competitor, or through ownership, management, operation or control of a person or entity that is a Big Pharmaceutical Competitor; provided that in no event shall ownership of 1% or less of the outstanding equity securities of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this subparagraph so long as you do not have, or exercise, any rights to manage, operate or control the business of such issuer; or
(ii) to be or become an employee, consultant or other independent contractor, director, trustee, or officer of a Competitor, without the prior consent of Merck’s General Counsel. Your request for consent must include the name of the company for which you would like to work (or otherwise become associated), the nature of your proposed employment, association or relationship with such company, and any other information requested by the General Counsel. While the decision whether to consent to a request made in accordance with this subparagraph will be within the sole discretion of Merck’s General Counsel, such consent will not be unreasonably withheld. No such consent will be effective unless it is set forth in a signed, written communication from the General Counsel to you.
     (e) Non Solicitation. You agree that during your continued employment at the Company and for a period of eighteen months after the cessation of your employment at the Company, you will not solicit, entice, persuade, induce or otherwise attempt to influence any Merck Employee (as defined below) to leave the employ of Merck, its subsidiaries, affiliates or joint ventures, by (i) making initial contact with a Merck Employee for such purpose or engaging in discussion with a Merck Employee about such purpose or result, (ii) causing any other person to make initial contact with a Merck Employee for the purpose of soliciting, enticing, persuading or inducing them to leave the employ of Merck, its subsidiaries, affiliates or joint ventures or (iii) providing any other person information about any Merck Employee for the purpose of recruitment of that employee. For the purposes of this Section 8(e), a Merck Employee means any person who, at the time of the action, is, or at anytime in the preceding six (6) months was, employed by Merck, or any of its subsidiaries, affiliates or joint ventures.
     (f) Non Disclosure. You acknowledge that, in the course of your employment with the Company, you had access to trade secrets and to confidential and/or proprietary information owned by the Company. You agree not to disclose such information to third parties.
     (g) Extension of Time. The period of time during which you are prohibited from engaging in the activities described in subsections (d) and (e) of this Section 8 will be extended by the length of time, if any, during which you are in breach of those subsections.
     (h) Reformation. You agree that if any portion of this Section 8 is determined to be invalid, such determination will not affect the enforceability of the remaining portions of Section 8 and this Section 8 will be interpreted as if the invalid portions had not been inserted. You agree that if such invalidity is caused by the length of any period of time or the size of any area in this paragraph, then the period of time or the area, or both, will, without need of further action by any party, be deemed to be reduced to a period or area that will cure the invalidity.
9. Remedy. You agree that a violation of any of your agreements contained in Section 8 will cause immediate and irreparable injury to Merck and it is and will be impossible to estimate and determine the damage that will be suffered by Merck in the event of your breach. Separate and apart from any other remedy that Merck may have, you agree that, in the event that you violate any of your agreements in Section 8, Merck will be entitled to (a) temporary and permanent injunctive relief from any such breach by you, your employers, employees, partners, agents, or other associates or any of them, without the necessity of proving actual damages, or immediate and irreparable harm, or of posting a bond; (b) cease and desist from providing you with any further benefits under this Agreement; and (c) an award of liquidated damages equal to all monies paid to you or received by you in accordance with Sections 4(a) and 4(b) of this Agreement; and (d) all associated attorney’s fees and costs.
10. Merck Covenant. Merck agrees to instruct its Executive Officers and the members of its Board of Directors not to disparage you to third parties.
11. Litigation. In connection with litigation, investigation, inquiry or proceedings before a court, arbitrator, government or administrative agency or other tribunal, you may be asked by Merck to testify as a witness or to provide information concerning matters you were involved in during the course of your employment with Merck. You agree to cooperate fully with Merck’s counsel by making yourself reasonably available to such counsel to discuss your information or to review your testimony reasonably in advance of such litigation or proceedings, by making yourself available to testify at depositions or trial as required or requested by Merck. Other than travel expenses and applicable, or statutorily mandated, witness fees, you agree that you will not be paid in connection with your testimony, appearance or participation pursuant to this paragraph in such litigation or proceedings. This paragraph does not affect any right you may have to indemnification under Merck’s corporate bylaws or policies, or your eligibility to have Merck advance to you reasonable costs, disbursements and counsel fees under certain circumstances, in connection with proceedings related to or arising out of your activities as a Merck employee. Merck will continue to pay for legal counsel bills incurred by you during the course of litigation, subject to the terms of our existing arrangement on this subject.

12. No Representation. You acknowledge that no promise, other than the promises in this Agreement, have been made to you and that in signing this Agreement you are not relying upon any statement or representation made by or on behalf of the Released Parties and each or any of them concerning the merits of any Claims or the nature, amount, extent or duration of any damages relating to any Claims or the amount of any money, benefits, or compensation due you or claimed by you, or concerning the Agreement or concerning any other thing or matter.
13. Voluntariness. You agree that you are relying solely upon your own judgment; that you are over eighteen years of age and are legally competent to sign this Agreement; that you are signing this Agreement of your free will; that you have read and understood the Agreement before signing it; and that you are signing this Agreement in exchange for consideration that you believe is satisfactory and adequate.
14. Legal Counsel. You acknowledge that you have been informed of your right to consult with legal counsel, have been encouraged to do so, that you have in fact engaged legal counsel to represent you with respect to this Agreement and that counsel has negotiated the terms of this Agreement on your behalf.
15. Complete Agreement. This Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement.
16. Applicable Law. You acknowledge and agree that your employment relationship with Merck is governed solely and exclusively under the laws of the State of New Jersey and the United States and that any question as to the scope, interpretation and effect of this Agreement will be resolved under the substantive and procedural laws of the State of New Jersey without giving effect to any conflict of laws provisions.
17. Other Severance Pay. You agree that neither Merck nor any of the Released Parties owes you severance pay, termination indemnity or other amounts payable upon a termination of employment in the nature of severance or unemployment compensation (“Other Severance Pay”) under the laws or regulations of any state or country. In the event that a court, administrative agency or other such authority rules that you are owed Other Severance Pay, amounts payable under Section 3 of this Agreement will be reduced by the amount of such Other Severance Pay and you agree to be a constructive trustee of such amounts to carry out the purposes of this Section 17.
18. Severability. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of the Agreement will be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement will remain in full force and effect and will continue to be enforceable to the fullest and greatest extent permitted by law
19. Initial Execution. Your initial execution of this Agreement will acknowledge your acceptance of the terms and conditions of this Agreement. By your initial execution, you acknowledge that
(a)	Acceptance. You have been given a period of twenty-one (21) days within which to consider your initial execution of this Agreement. You may accept this Agreement at any time within this period of time by signing the Agreement and returning it me.

(b)	Revocability. You have been informed that, upon your initial execution, this Agreement will not become effective or enforceable until seven (7) calendar days after such execution.

You may revoke your acceptance of this Agreement at any time within that seven (7) calendar day period by sending written notice to me. Such notice must be received by me within the seven (7) calendar day period in order to be effective and, if so received, would void this Agreement for all purposes.
20. Re-execution. Upon the Company’s determination that a Severance Event has occurred, it will present this Agreement to you for re-execution. You agree that you must re-execute this Agreement as a condition precedent to your entitlement to the Severance Benefits set forth in Section 4. By your re-execution of this Agreement, you acknowledge that:
(a)	Acceptance. You have been given a period of twenty-one (21) days within which to consider whether to re-execute this Agreement. You may accept this Agreement at any time within this period of time by signing the Agreement and returning it me.

(b)	Revocability. You have been informed that, upon re-execution, this Agreement as re-executed will not become effective or enforceable until seven (7) calendar days after such re-execution. You may revoke your acceptance of this Agreement as re-executed at any time within that seven (7) calendar day period by sending written notice to me. Such notice must be received by me within the seven (7) calendar day period in order to be effective and, if so received, would void this Agreement as re-executed, but will not affect this Agreement as initially executed.

(c)	Release. Upon re-execution, the date of such re-execution will be the date on which you sign this Agreement for the purposes of this Agreement, including without limitation, for the purposes of the Release set forth in Section 7.
21. Intent to be Bound. You and the Company have entered into this Agreement with the intent to be legally bound.
[signature page follows]

Please indicate your initial acceptance of this Agreement by signing and dating this letter and returning it to me. A duplicate of this letter, signed by me, is enclosed for your records.

Very truly yours,
/s/ Richard T. Clark
Richard T. Clark
President, CEO Merck & Co., Inc.

ACCEPTED:

/s/ David W. Anstice David W. Anstice	Dated:	December 15, 2006

RE-EXECUTED:
Dated:
David W. Anstice